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                                                                    EXHIBIT 5.1

                                February 18, 2000

Ticketmaster Online-CitySearch, Inc.
790 E. Colorado Blvd., Suite 200
Pasadena, CA  91101

         Re:      REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission (the "Commission") on or about February 18, 2000 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 4,000,000 shares of your Class B Common Stock reserved for issuance under the 1999 Stock Plan (the "1999 Plan"). The 4,000,000 shares of Class B Common Stock reserved under the 1999 Plan are referred to collectively hereinafter as the "Shares," and the 1999 Plan is referred to hereinafter as the "Plan." As your legal counsel, we have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the Shares to be issued under the Plan.

         For the purpose of the opinion set forth below, we have examined and are familiar with the proceedings taken and proposed to be taken by the Company in connection with Plan and the reservation and issuance of the Shares thereunder, including the 1999 Plan and such corporate records of the Company and certificates of officers of the Company and of public officials and other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to agreements and instruments executed by natural persons, we have assumed the legal competency of such persons.

         On the basis of the foregoing examination, and in reliance thereon, we are of the opinion that (subject to compliance with the pertinent provisions of the Securities Act), when issued and sold in compliance with applicable prospectus delivery requirements and in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

         We render no opinion herein as to matters involving the laws of any jurisdiction other than the laws of the United States of America and the General Corporation Law of the State of Delaware. In rendering this opinion, we assume no obligation to revise or supplement this opinion should current laws, or the interpretations thereof, be changed.

         We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Interests of Named Experts and Counsel" in the Registration Statement and the prospectus which forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

                                 Very truly yours,



                                 GIBSON, DUNN & CRUTCHER LLP